Exhibit 12
BB&T Corporation
Earnings To Fixed Charges

	For the Six Months Ended
	June 30,						For the Years Ended December 31,
	2008		2007		2007		2006		2005		2004		2003
	(Dollars in millions)
Earnings:
Income before income taxes	$1,232		$1,327		$2,570		$2,473		$2,467		$2,322		$1,617
Plus:
Fixed charges	1,627		1,968		4,068		3,233		2,029		1,232		1,306
Less:
Capitalized interest	1		2		4		2		1		-		-

Earnings, including interest on
deposits	2,858		3,293		6,634		5,704		4,495		3,554		2,923

Less:
Interest on deposits	1,019		1,286		2,620		2,137		1,252		730		756

Earnings, excluding interest on
deposits	$1,839		$2,007		$4,014		$3,567		$3,243		$2,824		$2,167

Fixed Charges:
Interest expense	$1,600		$1,941		$4,014		$3,185		$1,981		$1,199		$1,273
Capitalized interest	1		2		4		2		1		-		-
Interest portion of rent expense	26		25		50		46		47		33		33

Total Fixed Charges	$1,627		$1,968		$4,068		$3,233		$2,029		$1,232		$1,306

Less:
Interest on deposits	1,019		1,286		2,620		2,137		1,252		730		756

Total fixed charges excluding
interest on deposits	$608		$682		$1,448		$1,096		$777		$502		$550

Earnings to fixed charges:

Including interest on deposits	1.76	x	1.67	x	1.63	x	1.76	x	2.22	x	2.88	x	2.24	x

Excluding interest on deposits	3.02	x	2.94	x	2.77	x	3.25	x	4.17	x	5.62	x	3.94	x